UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

REMARK MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:
(2)	Aggregate number of securities to which the transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

Scott V. Booth

Chairman of the Board

May 31, 2012

Dear Stockholders:

We are pleased to invite you to attend our 2012 Annual Meeting of Stockholders to be held on June 28, 2012, at 11:00 a.m., local time, at our headquarters at Six Concourse Parkway, Suite 1500, Atlanta, Georgia.

Details regarding the business to be conducted are described in this proxy statement. We have also included a copy of our 2011 Annual Report to Stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and services.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone or by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement.

Also, please let us know if you plan to attend our Annual Meeting by marking the appropriate box on the enclosed proxy card, if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Sincerely,

Scott V. Booth

2012 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

REMARK MEDIA, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    To the owners of common stock of Remark Media, Inc.:

Time and Date	11:00 a.m., local time, on June 28, 2012

Place	Remark Media’s headquarters, Six Concourse Parkway, Suite 1500, Atlanta, Georgia.

Items of Business	(1) (2) (3)
To elect four members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

To consider such other business as may properly come before the meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a stockholder as of the close of business on May 24, 2012 (the “Record Date”).

Meeting Admission
You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee or similar evidence of ownership.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

The Annual Meeting will begin promptly at 11:00 a.m., local time. Check-in will begin at 10:45 a.m., local time, and you should allow ample time for the check-in procedures.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 3 of this proxy statement or, your enclosed proxy card.

By Order of the Board of Directors,

Bradley T. Zimmer
Chief Operating Officer,
General Counsel & Corporate Secretary

Atlanta, Georgia
May 31, 2012

REMARK MEDIA, INC.
Six Concourse Parkway, Suite 1500
Atlanta, Georgia  30328

May 31, 2012

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
June 28, 2012

Our Board of Directors (the “Board”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2012 Annual Meeting of Shareowners of Remark Media, Inc. (the “Company”). The meeting will be held at our corporate headquarters at Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328 on June 28, 2012, at 11:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is Remark Media, Inc., Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328. We are first furnishing the proxy materials to shareowners on or about June 6, 2012.

All properly executed written proxies, and all properly completed proxies submitted through designated electronic means, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of Common Stock of the Company (the “Common Stock”) as of the close of business on May 24, 2012, the record date, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Common Stock held. On May 24, 2012, the record date, there were 6,415,477 shares of Common Stock issued and outstanding. We mailed these proxy materials to those stockholders on or about June 6, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these materials?

A: Our board of directors has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at our 2012 Annual Meeting of stockholders, which will take place on Thursday, June 28, 2012, at 11:00 a.m., local time, at our headquarters at Six Concourse Parkway, Suite 1500, Atlanta, Georgia. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q: What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance and information on our board of directors and certain other required information.

Q: I share an address with another stockholder, and we received only one paper copy of this proxy statement. How may I obtain an additional copy?

A: We have adopted a procedure called “householding.” Under this procedure, we deliver a single copy of this proxy statement to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure is more environmentally friendly and reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will promptly deliver a separate copy of this proxy statement to any stockholder at a shared address to which we delivered a single copy. To receive a separate copy of this proxy statement, stockholders may write us at the following address:

Investor Relations
Remark Media, Inc.
Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Q: What items of business will be voted on at the Annual Meeting?

A: The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of four directors.

•	The ratification of Cherry, Bekaert & Holland, L.L.P. as Remark Media’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

            We will also consider any other business that properly comes before the Annual Meeting.

Q: How does the board of directors recommend that I vote?

A: Our board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors.

•	“FOR” the ratification of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q: What shares can I vote?

A: Each share of common stock issued and outstanding as of the close of business on the Record Date for the 2012 Annual Meeting of Stockholders is entitled to be voted on all items being voted on at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Q: How many votes am I entitled to per share?

A: Each holder of shares of our common stock is entitled to one vote for each share held as of the Record Date on all matters described in this proxy statement for which your vote is being solicited.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote by telephone, as described in this proxy statement below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q: How can I contact the transfer agent?

A: Contact our transfer agent by either writing Computershare, 300 Galleria Parkway NW, Suite 1020, Atlanta, Georgia 30339, Attention: Cassandra Shedd, or by telephoning 800-777-3674.

Q: How can I attend the Annual Meeting?

A: You are entitled to attend the Annual Meeting only if you were a stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 24, 2012, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you might not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card, if you requested to receive printed proxy materials, or, if you vote by telephone or internet, by indicating your plans when prompted.

The meeting will begin promptly at 11:00 a.m., local time. Check-in will begin at 10:45 a.m., local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the Annual Meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the Annual Meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Q: Can I change my vote or revoke my proxy?

A: You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at Remark Media, Inc., Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328, prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q: How many shares must be present or represented to conduct business at the Annual Meeting?

A: The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: Is cumulative voting permitted for the election of directors?

A: No. You may not cumulate your votes for the election of directors.

Q: What happens if additional matters are presented at the Annual Meeting?

A: Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Scott V. Booth and Bradley T. Zimmer, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be our Corporate Secretary, Bradley T. Zimmer.

Q: Who will bear the cost of soliciting votes for the Annual Meeting?

A: We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q: Where can I find the voting results of the Annual Meeting?

A: We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available on our website.

Q: What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

A: Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Remark Media’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, the Corporate Secretary of Remark Media must receive the written proposal at our principal executive offices no later than April 29, 2013; provided, however, that in the event that we hold our 2013 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2012 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals should be addressed to:

Remark Media, Inc.
Attn: Corporate Secretary
Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting given by or at the direction of our board of directors, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2013 Annual Meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on March 30, 2013, and

•	not later than the close of business on April 29, 2013.

In the event that we schedule our 2013 Annual Meeting of Stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2012 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not earlier than the 90th day prior to the date scheduled for the 2012 Annual Meeting and not later than the close of business on the later of the following two dates:

•	the 60th day prior to the date scheduled for the 2013 Annual Meeting, or

•	the 10th day following the day on which public disclosure of the 2013 Annual Meeting date is made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by our Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to the Corporate Secretary of Remark Media at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance and Board Matters—Consideration of Director Nominees—Stockholder Recommendations and Nominees” on page 11.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions: A copy of our bylaws was filed with the SEC as Exhibit 3.2 to our Current Report on Form 8-K dated December 18, 2007, and is available on our investor relations website at ir.remarkmedia.com and on the EDGAR database at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

* * * * *

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining the highest standards of ethical conduct and sound corporate governance. We have adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer and principal financial and accounting officer), and employees. The Code requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest.  It includes a code of ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters.  These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, and board committee charters, provide the overall framework for corporate governance at our company.

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines and Board Committee Charters are available for review on our web site at ir.remarkmedia.com/governance.cfm. Stockholders may request free printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and Board Committee Charters by filling out our contact form at ir.remarkmedia.com/contactus.cfm or sending inquiries to:

Investor Relations
Remark Media, Inc.
Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

Board Meetings

During 2011, the Board of Directors held twelve meetings and acted by written consent two times.  No director other than Kai-Shing Tao attended fewer than 75% of all meetings held in 2011 of the Board of Directors and the standing committees of the Board on which he served. We do not require our directors to attend our Annual Meeting of stockholders, and last year, one director attended our Annual Meeting of Stockholders.

Board Leadership Structure

Our board of directors is led by our chairman, Scott V. Booth. Scott has been a director of Remark Media since December 2009, and we believe that separating the roles of Chairman of the Board and Chief Executive Officer is presently in the best interest of Remark Media and its stockholders given its stage of development.

At present, the board believes that its current structure effectively maintains independent oversight of management and that having a lead independent director is unnecessary.  The board has the ability to quickly adjust its leadership structure should business or managerial conditions change.

Board Committees

Our board of directors has the following three standing committees: (1) an Audit Committee, (2) a Nominating and Governance Committee and (3) a Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. All of the committee charters are available on our web site at ir.remarkmedia.com/governance.cfm.

The committee membership and meetings during 2011 and the primary functions of each of the committees are described below.

Board of Directors	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Scott Booth	Member		Chairman
Theodore P. Botts	Chairman	Member
Arthur F. Kingsbury*		Chairman	Member
Kai-Shing Tao	Member		Member
* Arthur Kingsbury’s term as a director ended December 30, 2011.

Audit Committee

The main function of our Audit Committee is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships, and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence, and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy, and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.

•	Reviewing regulatory filings with management and our auditors.

•	Preparing any audit committee report the SEC requires for inclusion in our annual proxy statement.

During 2011, the Audit Committee held ten meetings. Each of our Audit Committee members, Ted Botts (chairman), Scott Booth and Kai-Shing Tao, is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and the Listing Rules of The Nasdaq Stock Market.

The board of directors has determined that Ted Botts is an audit committee financial expert as defined under the rules of the SEC. Ted’s relevant experience includes his service as President of Kensington Gate Capital, LLC, a private corporate finance advisory firm, and prior to that, his service as Chief Financial Officer of StereoVision Entertainment, Inc.  Prior to 2000, Ted served in executive capacities at UBS Group and Goldman Sachs.

The Audit Committee charter is available at ir.remarkmedia.com/governance.cfm. A free printed copy is available to any stockholder who requests it by following the instructions on page 7.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for recommending to the board of directors individuals qualified to serve as directors of Remark Media and on committees of the board, advising and overseeing board composition, committees and procedures, and recommending corporate governance principles for the board of directors to adopt.  The committee’s responsibilities include:

•
Evaluating the composition, size, organization, and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.

•	Reviewing and recommending to our board of directors director independence determinations made with respect to continuing and prospective directors.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

•
Evaluating and recommending to the board of directors termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

•	Making regular written reports to the board of directors.

•	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

•	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

During 2011, the Nominating and Governance Committee held three meetings. Each of our Nominating and Governance Committee members, Arthur Kingsbury (chairman in 2011, and whose term as a director ended December 30, 2011) and Ted Botts (current chairman), is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Nominating and Governance Committee is independent as defined in the Nasdaq Listing Rules.

The charter of the Nominating and Governance Committee is available on our web site at ir.remarkmedia.com/governance.cfm. A free printed copy is available to any stockholder who requests it by following the instructions on page 7.

Compensation Committee

The purpose of our Compensation Committee is to assist the board of directors in monitoring performance and evaluating compensation of Remark Media’s executive officers.  Each year the Compensation Committee prepares a report on executive compensation for publication in Remark Media’s proxy statement.  The Committee’s responsibilities include:

•	Reviewing and approving Remark Media’s general compensation strategy.

•	Establishing annual and long-term performance goals for Remark Media’s CEO, COO and CTO.

•	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO, COO and CTO.

•	Evaluating the competitiveness of the compensation of the CEO, COO and CTO.

•	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO, COO and CTO.

•	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for the other executive officers of Remark Media.

•
Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements, and other material agreements between Remark Media and its executive officers.

•	Acting as the administering committee for Remark Media’s stock and bonus plans and for any equity or cash compensation arrangements that may be adopted by Remark Media from time to time.

•
Providing oversight for Remark Media’s overall compensation plans and benefit programs, monitoring trends in executive and overall compensation, and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

•	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.

•	Reviewing plans for the development, retention and succession of executive officers of Remark Media.

•	Reviewing executive education and development programs.

•	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

•	Reporting regularly to the board of directors on the committee’s activities.

•
Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include the CD&A disclosure in Remark Media’s annual public filings.

•	Preparing and approving the annual LDC Committee Report to be included in Remark Media’s annual public filings.

•	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

•
Investigating any matter brought to its attention, with full access to all Remark Media’s books, records, facilities and employees, and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

During 2011, the Compensation Committee held three meetings. Each of our Compensation Committee members, Scott Booth (chairman), Arthur Kingsbury (whose term as a director ended December 30, 2011) and Kai-Shing Tao, is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our Compensation Committee is independent as defined in the Nasdaq Listing Rules.

The CD&A included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

The charter of the Compensation Committee is available on our web site at ir.remarkmedia.com/governance.cfm . A free printed copy is available to any stockholder who requests it by following the instructions on page 7.

Compensation Committee Interlocks and Insider Participation

Scott Booth, Arthur Kingsbury and Kai-Shing Tao served as members of our Compensation Committee during 2011.  None of these individuals was at any time during 2011 or at any other time an officer or employee of Remark Media.  No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Board’s Role in Risk Oversight

As part of its oversight function, our board of directors and its committees regularly undertake reviews of the significant risks in respect of our business.  These reviews are supplemented as necessary by outside professional advisers with expertise in the substantive areas of our business.  The committees facilitate deeper analysis of various matters and promote regular monitoring of our activities in their advisory role to the board of directors.  Specifically, the Audit Committee oversees the Company’s risk policies and processes relating to our financial statements and financial reporting, as well as liquidity risks, market risks, and the policies and procedures for monitoring and mitigating these risks.  The Audit Committee also reviews, monitors and decides upon related party transactions.  Similarly, the Compensation Committee oversees risks related to the Company’s compensation policies.

Director Independence

The board of directors has determined that each of the director nominees standing for election, except Greg Swayne, who served as Chief Executive Officer of Remark Media until December 14, 2011, has no relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined in the Nasdaq Listing Rules. In determining the independence of our directors, the board of directors has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the Nasdaq Listing Rules.  In determining the independence of our directors, the board of directors considered all transactions in which Remark Media and any director had any interest, including those discussed under “Certain Relationships and Related Transactions” below.

Consideration of Director Nominees

Stockholder Recommendations and Nominees

The policy of our Nominating and Governance Committee is to consider properly submitted recommendations for candidates to the board of directors from stockholders. In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of experience, knowledge, integrity and capability on the board of directors and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Remark Media within the last five years, a statement of recommendation of the candidate from the stockholder, a description of the shares of Remark Media beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the board and a written indication to provide such other information as the Nominating and Governance Committee may reasonably request. There are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Stockholder recommendations to the board of directors should be sent to:

Remark Media, Inc.
Attn: Corporate Secretary
Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?” on page 5.

Director Qualifications

Our Nominating and Governance Committee will evaluate and recommend candidates for membership on the board of directors consistent with the criteria established by the committee. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. However, the Nominating and Governance Committee, when considering a candidate, will factor into its determination the following qualities of a candidate: educational background; diversity of professional experience, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization; knowledge of our business; integrity; professional reputation; strength of character; mature judgment; relevant technical experience; diversity; independence; wisdom; and ability to represent the best interests of our stockholders.

Our board of directors comprises a diverse group of leaders in their respective fields. Some of the current directors have senior leadership experience at major domestic and international corporations. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Some of our directors also have experience serving on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Other directors have experience as principals in private investment and advisory firms, which brings financial expertise and unique perspectives to the board. Further, Remark Media’s directors also have other experience that makes them valuable members, such as experience managing technology companies or developing and pursuing investment or business opportunities in international markets, which provides insight into strategic and operational issues faced by Remark Media.

Set forth below are a chart and a description of the specific qualifications, attributes, skills and experiences of our directors. While we look to each director to be knowledgeable in these areas, an “X” in the chart below indicates that the item is a specific qualification, attribute, skill or experience that the director brings to the Board. The lack of an “X” for a particular item does not mean that the director does not possess that qualification, attribute, skill or experience.

Qualifications, Attributes, Skills and Experience	Scott V. Booth	Theodore P. Botts	Gregory M. Swayne	Kai-Shing Tao
High level of financial literacy	X	X	X
Extensive knowledge of digital media industry	X		X	X
International exposure and knowledge	X		X	X
Corporate governance expertise	X	X
Senior executive officer experience	X	X	X	X

The Nominating and Governance Committee and the board believe that the above-mentioned attributes, along with the leadership skills and other experiences of its board members described in the table below, provide Remark Media with a diverse range of perspectives and judgment necessary to guide Remark Media’s strategies and monitor their execution.

Scott V. Booth

•
Global financial industry and investment experience and extensive knowledge of Asian markets and digital media industry as Managing Partner for Eastern Advisors, LLC, an investment fund that invests in public and private companies.

Theodore P. Botts

•	Global financial advisory experience and extensive knowledge of the technology sector as President of Kensington Gate Capital, LLC.
•	Outside board experience as a director and chairman of the audit committee of INTAC International.
•	Global financial industry experience as an executive at UBS Group and Goldman Sachs.

Gregory M. Swayne

•
Global business leadership as Chairman and President of AirSage, Inc. since 2012, Chief Executive Officer of Remark Media from 2009 to 2011, previously Chief Operating Officer of Remark Media since 2007, and formerly President of HowStuffWorks, Inc.

•
Business development and public company management experience as co-founder and former President of A.D.A.M., Inc., which at the time was a public company providing health information services and benefit management solutions through its online offerings to healthcare organizations, employers, benefit brokers, consumers and the educational market.

•	Outside board experience as a director and chairman of the board of AirSage, Inc. since 2009.

Kai-Shing Tao

•
Global financial industry and investment experience and extensive knowledge of Asian markets as Chief Investment Officer of Pacific Star Capital and a member of the US-China and US-Taiwan Business Council.

•	Outside public company board experience as a former director of Playboy Enterprises, Inc.

Identification and Evaluation of Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the board of directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Executive Sessions

Executive sessions of independent directors are held in connection with regularly scheduled meetings of the board of directors and at other times as necessary.  The board of directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, and where appropriate the other non-independent directors.

Outside Advisors

Our board of directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board of directors need not obtain management’s consent to retain outside advisors.

Board Effectiveness

Our board of directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Communications with the Board of Directors

Stockholders may contact the board of directors about bona fide issues or questions about Remark Media by writing the Corporate Secretary at the following address:

Remark Media, Inc.
Attn: Corporate Secretary
Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

Any matter intended for the board of directors, or for any individual member or members of the board of directors, should be directed to the address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the board of directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Nominating and Governance Committee recommended, and the board of directors nominated, Scott Booth, Theodore P. Botts, Gregory M. Swayne and Kai-Shing Tao as nominees for election as members of our board of directors at the 2012 Annual Meeting.  At the Annual Meeting, four directors will be elected to the board of directors, leaving three vacancies on the board.  The board has not nominated individuals to fill the vacancies.  Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are all presently directors of Remark Media.  In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee.  The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.

Nominees

The name and certain information regarding each nominee as of May 31, 2012, are set forth below. The section “Director Qualifications” on page 11 of this proxy statement contains information about the leadership skills and other experiences that caused the Nominating and Corporate Governance Committee and the board to determine that the nominees should serve as directors of Remark Media. There are no family relationships among any directors or executive officers of Remark Media. The business address for each nominee for matters regarding Remark Media is Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328.

Director Nominee Director Since	Age	Position(s) With Remark Media
Scott Booth December 17, 2009	43	Chairman of the Board of Directors
Theodore P. Botts October 2, 2007	66	Director
Gregory M. Swayne December 17, 2009	53	Director
Kai-Shing Tao October 2, 2007	35	Director

Nominees for Director

Scott Booth, age 43, has served as a member of our board of directors since December 2009, and has been our chairman since December 2011.  Scott is the Managing Partner for Eastern Advisors, LLC, an investment fund that invests in public and private companies, and has served in that capacity since the fund's formation in April 2003.

Theodore P. Botts, age 66, has served as a member of our board of directors since October 2007.  He is also President of Kensington Gate Capital, LLC, a private corporate finance advisory firm.  From July 2007 until September 2008, Ted served as Chief Financial Officer of StereoVision Entertainment, Inc.  Since 2002 until its merger with Remark Media, Ted served on INTAC International's board of directors as chairman of the audit committee.  Prior to 2000, Ted served in executive capacities at UBS Group and Goldman Sachs.  Ted is also a member of the Board of Trustees and head of development for REACH Prep, a non-profit organization serving the educational needs of underprivileged African-American and Latino children in Fairfield and Westchester counties since 2003.  Ted graduated with honors from Williams College and received an MBA from the New York University Stern School of Business.

Gregory M. Swayne, age 53, has served as a member of our board of directors since December 2009.  Greg is presently Chairman and President of AirSage, Inc., a company which provides wireless signaling data analysis from the nationwide network of cell phone carriers, and previously was Remark Media’s Chairman from December 2009 to December 2011, and Chief Executive Officer from September 2009 to December 2011.  Previously, he was our President and Chief Operating Officer since October 2007.  Prior to joining Remark Media in 2006, Greg led HowStuffWorks, Inc., which has since been acquired by Discovery Communications, as President and Chief Operating Officer and was a member of the management teams of The Convex Group and N2 Broadband.  Greg was the co-founder and President of publicly-listed A.D.A.M., Inc. and its predecessor Medical Legal Illustrations, Inc.  A.D.A.M. provides health information services and benefit management solutions through its online offerings to healthcare organizations, employers, benefit brokers, consumers and the educational market.  Greg holds a Bachelor of Arts from the University of South Carolina and a Master of Science in Medical Illustration from the Medical College of Georgia.

Kai-Shing Tao, age 35, has served as a member of our board of directors since 2007.  He is also Chairman and Chief Investment Officer of Pacific Star Capital, a private investment group.  Prior to founding Pacific Star Capital, Shing was a Partner at FALA Capital Group, a single family investment office, where he headed the global liquid investments outside the operating companies.  Shing is also a member of the Real Estate Roundtable and US-China and US-Taiwan Business Council.  Shing graduated from the New York University Stern School of Business.

Required Vote

The four nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the foregoing nominees.

* * * * *

PROPOSAL NUMBER 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Cherry, Bekaert & Holland, L.L.P. as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012.  Cherry, Bekaert & Holland, L.L.P. served as our independent registered public accounting firm starting as of December 16, 2011.  See “Auditor and Audit Committee Matters” on page 27.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Remark Media and its stockholders.  If the appointment of Cherry, Bekaert & Holland, L.L.P. is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of Cherry, Bekaert & Holland, L.L.P. are expected to attend the 2012 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending December 31, 2012, requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Cherry, Bekaert & Holland, L.L.P.

Recommendation

Our board of directors recommends a vote FOR the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

* * * * *

EXECUTIVE OFFICERS & KEY EMPLOYEES

The following table sets certain information about each of our executive officers and key employees as of May 31, 2012.

Name	Age	Position

Carrie B. Ferman	36	Chief Executive Officer
Eric J. Orme	38	Chief Technology Officer
Bradley T. Zimmer	33	Chief Operating Officer and General Counsel

    Carrie B. Ferman has been Chief Executive Officer since December 14, 2011.  Prior to that, Ms. Ferman served as Remark Media’s Executive Vice President of Corporate Strategy & Business Development since July 2011.  From 2007 to 2011, she worked at NBC Universal, serving in several key roles including Vice President, Strategy for NBC Universal's Local Media division with responsibilities that included revenue-generating business initiatives and cross-platform partnerships. Before joining NBC Universal, Ms. Ferman held finance, strategy and operations positions within several major U.S. media and entertainment companies including Time Warner, Inc. and The Walt Disney Company.   Ms. Ferman brings to Remark Media a broad range of discipline experience including television, film, publishing, cable distribution, and digital and social media.  Ms. Ferman holds an MBA from Dartmouth College and a BA in Economics from University of California, Los Angeles.

    Eric J. Orme has been Chief Technology Officer since November 2007, was previously Director of IT and Operations at PCDI, LLC, since May 2004, and has been involved in information technology leadership in the web hosting, education technology, and online media markets for the past fifteen years.  His technical background includes work for both start-ups and larger global corporations, including Georgia-Pacific, web.com, and Ashworth University.  Eric has been central in orchestrating the launch of the Company’s websites in China and Brazil.

    Bradley T. Zimmer has been Chief Operating Officer, General Counsel and Corporate Secretary of Remark Media since December 14, 2011.  Prior to that, he served as Remark Media’s Executive Vice President, General Counsel and Corporate Secretary since December 2007.  He previously served as General Counsel and Corporate Secretary of The Convex Group, an entertainment and media company, and its subsidiary HowStuffWorks, Inc. from 2003 through the companies' acquisition by Discovery Communications in December 2007.  Prior to The Convex Group, Mr. Zimmer was responsible for business strategy at Southeast Interactive Technology Funds, a venture capital firm focused on information technology and communications investments.  Mr. Zimmer holds a Bachelor of Arts in Public Policy and Juris Doctor from Duke University. He is a member of the American Bar Association and North Carolina State Bar, and is a member of the boards of directors of the Duke Law Alumni Association and several privately held companies.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 31, 2012 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and,

•	All current executive officers and directors as a group.

Applicable percentage ownership is based on 6,415,477 shares of common stock outstanding as of the record date, together with applicable options for each stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares.  Common stock subject to options and warrants currently exercisable, or exercisable within 60 days after the record date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.  The address of each executive officer and director is c/o Remark Media, Inc., Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328.  For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.  The beneficial ownership table is presented on a post-reverse stock split basis.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Ownership

Discovery Communications, Inc. (1)	2,299,072	35.8%
One Discovery Place
Silver Spring, Maryland 20814

Special Situations Technology Fund, L.P. (2)	588,888	9.2%
Special Situations Technology Fund II. L.P. (2)	588,888	9.2%
Special Situations Private Equity Fund, L.P. (2)	588,888	9.2%
527 Madison Avenue, Suite 2600
New York, New York 10022

Austin Marxe (3)	588,888	9.2%
David Greenhouse (3)	588,888	9.2%
527 Madison Avenue, Suite 2600
New York, New York 10022

Eastern Advisors Capital Group, Ltd. (4)	576,481	9.0%
c/o Caledonian Fund Services (Cayman) Limited
Caledonian House
69 Dr. Roy’s Drive
Grand Cayman KY1 – 1102
Cayman Islands

Capital Research Global Investors (5)	368,638	5.7%
333 South Hope Street
Los Angeles, California 90071

Jeffrey T. Arnold (6)	356,000	5.3%
3280 Peachtree Road, Suite 600
Atlanta, GA 30305

Executive Officers and Current Directors:
Scott V. Booth (7)	630,566	9.8%
Theodore P. Botts (8)	22,827	*
Carrie B. Ferman (9)	29,380	*
Eric J. Orme (10)	69,983	1.1%
Gregory M. Swayne (11)	102,885	1.6%
Kai-Shing Tao (12)	8,909	*
Bradley T. Zimmer (13)	77,511	1.2%
All Executive Officers and Directors as a Group (7 People)	942,061	14.1%

* Represents less than 1%

(1)	Includes 2,294,072 shares of Remark Media common stock and 5,000 exercisable warrants beneficially owned by HowStuffWorks, Inc.
(2)
Includes 355,556, 166,666 and 66,666 shares of Remark Media common stock beneficially owned by Special Situations Technology Fund II, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P., respectively, all of which Funds are under common control.

(3)
Includes 355,556, 166,666 and 66,666 shares of Remark Media common stock beneficially owned by Special Situations Technology Fund II, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P., respectively, over which Messrs Marxe and Greenhouse could be deemed to have voting and dispositive power in their capacity as Managing Directors of the general partner of each such Funds.

(4)
Based on information contained in Schedule 13D filed with the SEC on February 14, 2012, by Eastern Advisors Capital Group, LLC, Eastern Advisors Capital, Ltd. and Scott Booth.  All three parties share voting and dispositive power over the shares.  The address for Eastern Advisors Capital Group, LLC and Scott Booth is 101 Park Avenue, 48th floor, New York, New York 10178.

(5)	Based on information contained in Schedule 13G/A filed with the SEC in February 14, 2012 by Capital Research Global Investors. The address is 333 South Hope Street, Los Angeles, California, 90071.
(6)	Includes 355,000 shares of Remark Media common stock that may be acquired upon the exercise of options and 1,000 shares owned directly by Mr. Arnold.
(7)
Includes 576,481 shares of Remark Media common stock beneficially owned by Eastern Advisors Capital Group, Ltd., over which Mr. Booth could be deemed to have voting and dispositive power in his capacity as Managing Partner of Eastern Advisors Capital Group.  Includes 54,085 shares owned by Mr. Booth.

(8)	Includes 10,000 shares of Remark Media common stock that may be acquired upon the exercise of options. Includes 12,827 shares of Remark Media common stock owned by Mr. Botts.
(9)	Represents 29,380 shares of Remark Media common stock that may be acquired upon the exercise of options granted to Ms. Ferman.
(10)	Includes 63,881 shares of Remark Media common stock that may be acquired upon the exercise of options and 6,102 shares owned by Mr. Orme.
(11)	Includes 88,577 shares of Remark Media common stock that may be acquired upon the exercise of options and 14,308 shares owned by Mr. Swayne.
(12)	Represents 8,909 shares of Remark Media common stock owned by Mr. Tao.
(13)	Includes 72,357 shares of Remark Media common stock that may be acquired upon the exercise of options and 5,154 shares owned by Mr. Zimmer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during 2011, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, other than Scott Booth, who did not file a Form 3 upon becoming a director in December 2009 or Forms 4 for grants of 2,000, 4,000, and 4,000 shares of restricted stock in December 2009, February 2011, and March 2012, respectively.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties.  All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Contribution Agreements

Pursuant to the terms of two contribution agreements, HowStuffWorks, which owns approximately 36% of our outstanding stock, contributed content owned by or licensed to HowStuffWorks to us by granting to us a perpetual, fully paid, royalty-free, sublicensable, exclusive license in certain territories.  The content specifically consists of the right to render Chinese and Portuguese translations of, the right to publish or use any or all actual renderings in the translated languages and all such actual renderings of, such licensed and sublicensed content, including derivative works, solely in digital and/or electronic form.  All sublicensed content is subject to the terms, conditions and restrictions set forth in the applicable third party licenses from which the sublicensed content is sublicensed.  HowStuffWorks is the sole and exclusive owner of the licensed content, the applicable third party licensors are the sole and exclusive owners of the applicable sublicensed content and we are the sole and exclusive owner of the content, subject to HowStuffWorks and its licensors’ rights in the underlying content.

HowStuffWorks also granted to us a limited, perpetual, fully paid, royalty-free, non-sublicensable, non-transferable, exclusive license in the territories to (i) use the content solely for purposes of translating it into the translation languages, and (ii) use limited excerpts of the licensed content translated into the translation languages in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly.

HowStuffWorks may terminate the licenses in either of the territories upon written notice to us if: (i) we file a petition for bankruptcy or are adjudicated bankrupt; (ii) a petition in bankruptcy is filed against us and this petition is not dismissed within ninety calendar days; (iii) we become insolvent or make an assignment for the benefit of our creditors or an arrangement for our creditors pursuant to any bankruptcy law; (iv) we discontinue the business that is covered by either of the contribution agreements; (v) a receiver is appointed for us or our business; or (vi) we are in material breach of any of the terms or conditions set forth in either of the contribution agreements, which breach remains uncured 30 days after written notice of such breach from HowStuffWorks so long as such material breach was not caused by any action or inaction of HowStuffWorks, and HowStuffWorks did not prevent or limit our attempts to cure such breach.

Pursuant to the terms of an update agreement, HowStuffWorks will provide all updates (i.e., modifications and new content) to us for our purchase.  With respect to updated content that we elect to purchase, HowStuffWorks will grant to us the same license rights as those granted pursuant to the contribution agreements with respect to any updates to the content licensed pursuant to the contribution agreement for a fee equal to (i) one percent per territory of HowStuffWorks’ fully allocated costs directly attributable to producing the updates purchased by us and (ii) HowStuffWorks’ actual cost in transferring the purchased updates to us, plus (iii) five percent of (i) and (ii) above.  Sublicensed content restrictions, ownership rights and termination rights are the same as those granted pursuant to the contribution agreements.  HowStuffWorks may suspend its obligation to provide updates to us if we fail to pay any update fee for 90 days after such fee was due or if we become insolvent.

Trademark License Agreement

A trademark side letter dated April 20, 2006, between HowStuffWorks and Remark Media was amended to provide that the license fee will be 2% of Remark Media’s net revenue derived from use of the licensed name and marks in the territories of China and Brazil, up to a limit of $100,000 annually for the territory.

Stockholders Agreement

Corporate Governance.  Remark Media and HowStuffWorks have entered into a First Amendment to Amended and Restated Stockholders Agreement.  HowStuffWorks has the right to designate three directors of Remark Media (one of whom shall be an independent director), and HowStuffWorks has the right to designate the chairperson of the Nominating and Governance Committee. All shares of Remark Media owned by HowStuffWorks in excess of 45% of the outstanding shares of Remark Media as of any applicable record date, if any, shall be voted in exact proportion to the vote of Remark Media stockholders other than HowStuffWorks.  HowStuffWorks will have the right to vote in its discretion its shares up to and including 45% of the outstanding shares as of any applicable record date.

Additional Content.  If we acquire any rights in any text, images, designs, graphics, artwork or other content (referred to in this Proxy Statement as the additional content), we will use commercially reasonable efforts to obtain, as a part of such acquisition, (i) the worldwide digital publishing rights to such additional content and (ii) digital publishing rights for HowStuffWorks in respect of such additional content for use outside the territories ((i) and (ii), referred to as the additional rights).  Notwithstanding the foregoing, we will not be required to pay or be obligated to incur additional fees or costs for additional rights obtained for HowStuffWorks unless HowStuffWorks agrees to bear such additional fees and/or costs.

Non-Competition.  We agree that, during the term of the stockholders agreement, we will not, and will use our best efforts to cause each of our subsidiaries to not, within the United States, (a) enter into any agreement with, hold any equity or financial interest in, or permit our name or any part thereof to be associated in business with, any person that provides any services or products that compete with any services or products of HowStuffWorks in the United States, or (b) otherwise provide any services or products that compete with any services or products of HowStuffWorks in the United States, except with the prior written consent of HowStuffWorks.

Termination.  The stockholders agreement may be terminated by written agreement of all parties with rights under the stockholders agreement, or upon the expiration of (i) all rights created pursuant to the stockholders agreement and (ii) all applicable statutes of limitations applicable to the enforcement of claims under the stockholders agreement, except that our right to participate in other markets transactions and HowStuffWorks’ rights to any additional content will terminate three years after the date of the stockholders agreement.  The rights of HowStuffWorks pursuant to the provisions regarding transfer restrictions and corporate governance will terminate on the date HowStuffWorks beneficially owns less than 10% of our common stock on a fully diluted basis.  The transfer restrictions will terminate upon a change of control of us or a sale of all or substantially all of our assets.

Registration Rights Agreements

In connection with the INTAC merger of 2007, we also entered into a registration rights agreement with HowStuffWorks that provides it the right to make three requests to us to register its shares on Form S-3, and unlimited requests to us to include shares on other registration statements filed by us.

Sharecare Transactions

On October 30, 2009, we entered into and effectuated a series of transactions with Sharecare, Inc.  As a result of these transactions, Remark Media received an equity stake in Sharecare, sold substantially all of the assets of its Daily Strength subsidiary to Sharecare, agreed to provide management and website development services to Sharecare, and received a limited license to use the Sharecare Web platform for its own businesses.  Additionally, Remark Media issued a promissory note to Sharecare, the majority of which has been offset by services Remark Media provided to Sharecare.  Finally, Sharecare assumed certain Daily Strength liabilities, including the earn-out payment of up to $3.525 million under the merger agreement by which Remark Media acquired Daily Strength.

The transactions did not require Remark Media stockholder approval, and Remark Media stockholders do not have any statutory appraisal or dissenters’ rights with respect to the transaction.  Remark Media’s Board of Directors established a Special Committee, consisting of three independent directors without any interests in Sharecare, to evaluate and recommend the terms of these transactions to the Board, and the committee retained Hudson Advisory Partners, Inc. as its financial advisor with respect to the transactions, which engagement was subsequently assigned to Ackrell Capital LLC as was contemplated in the engagement letter.

As a part of these transactions, we entered into and effectuated an Asset Purchase Agreement under which we sold substantially all of the assets of our subsidiary Daily Strength, Inc. to a wholly owned subsidiary of Sharecare, in exchange for which that subsidiary assumed liabilities of Daily Strength, including the potential earn-out payments under the Merger Agreement dated November 26, 2008, pursuant to which we acquired Daily Strength.  Sharecare additionally agreed to reimburse Remark Media for the net operating costs incurred by Daily Strength between October 3 and October 31, 2009, the closing date.  Remark Media and Daily Strength agreed in the asset purchase agreement to indemnify Sharecare for a breach of any representation, warranty or covenant contained in the purchase agreement and related transaction documents, and other losses and expenses arising out of the asset purchase agreement, if any.  Sharecare agreed to indemnify Remark Media for any claims or liabilities arising out of the assumed liabilities and for a breach of any representation, warranty or covenant contained in the purchase agreement or related transaction documents.

We also entered into a Subscription Agreement for the purchase of 125,000 shares of common stock of Sharecare, representing 20% of the company at the time of purchase.  The aggregate purchase price for the shares was $1,250,000.  In exchange for the shares, Remark Media contributed $250,000 worth of development work to Sharecare and issued a Secured Promissory Note to Sharecare in the principal amount of $1,000,000, which has since been satisfied in full by services the Company provided to Sharecare in 2009.  The note did not bear interest.  For so long as principal amounts remained outstanding under the note, all amounts payable by Sharecare to Remark Media pursuant to the Services Agreement, described below, were applied as prepayments on the note.  As collateral for the payment of the note, Remark Media granted Sharecare a security interest in all of its equity securities of Sharecare purchased by Remark Media pursuant to the Subscription Agreement.  Subsequent issuances of equity by Sharecare have reduced Remark Media ownership percentage in Sharecare to approximately 16% as of December 31, 2011.

In addition, we entered into a Letter Agreement for Services with Sharecare pursuant to which we agreed to perform services related to the design, development, hosting and related services necessary to launch and operate the Sharecare website through our direct activities and management of third party vendors.  Sharecare will pay Remark Media for the fully burdened cost of Remark Media personnel dedicated to the services and other costs incurred in providing the services plus a fixed monthly management fee.  Sharecare will pay Remark Media for services performed since July 1, 2009.  The initial term of the agreement expired on December 31, 2009, but we have amended the Letter Agreement for Services to extend the term to December 31, 2011.  Additionally, the amendment provides that the parties will work in good faith and prepare a mutually agreed budget to cover the services to be performed during the extended term of the agreement.  Except as provided in the amendments, all provisions of the original agreement continue to remain in full force and effect.

Finally, we entered into a License Agreement with Sharecare and each of ZoCo 1, LLC, Discovery SC Investment, Inc., Oz Works, L.L.C., and Arnold Media Group, LLC pursuant to which Sharecare granted each of the other parties to the agreement a perpetual, fully paid, royalty-free, worldwide, non-transferable, non-exclusive quitclaim license to software, programs, business processes and methodologies developed and owned by Sharecare and deployed into production as the technical platform for the Sharecare website, but expressly excluding the “look and feel” elements of the Sharecare website.  The license includes the right to modify and adapt the technology to create derivative works and to use and combine the technology with other products and material.  No more than twice every six months for five years, each licensee may request from Sharecare, and Sharecare will provide and grant a license to the licensee, all then-existing derivative works of the technology Sharecare has developed. The licensees may not use the licensed technology in or for the benefit of a business involved in the creation, aggregation, archiving, hosting or distribution of health and wellness information and content.  Sharecare granted the license in return for contributions from each of the licensees of assets valuable to Sharecare in the development and launch of its business.

We described the material terms of these agreements in our Current Report on Form 8-K filed with the SEC on November 2, 2009, and filed copies of them with our Quarterly Report on Form 10-Q filed with the SEC on November 16, 2009.

On November 17, 2010, Sharecare completed the sale of its equity securities to its founding stockholders. Rather than purchase its pro rata share of equity securities offered in the financing, HSWI exercised its right to purchase an option entitling HSWI to purchase at a later date its pro rata share of Sharecare’s equity securities.  HSWI purchased the option for a percentage of the purchase price of its pro rata share of equity securities offered in the financing.  The option expired on July 30, 2011, and was not exercised.

COMPENSATION MATTERS

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors approves all compensation and awards to the individuals included in the Summary Compensation Table (the “named executive officers”).  Annually, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”) and the Chief Technology Officer (“CTO”), following discussions with the CEO, COO and CTO and, where it deems appropriate, other advisors, modifies executives’ compensation levels for the subsequent year.  For any remaining named executive officers, the CEO makes recommendations to the Compensation Committee for approval.

The Compensation Committee met three times in 2011.  The Compensation Committee’s charter provides that it will (i) develop, approve, and report to the Board regarding the Company’s overall compensation philosophy and strategy, (ii) establish corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation, (iii) review and approve the compensation structure for the other executive officers and review and approve the CEO’s recommendations with respect to executive officers compensation, (iv) oversee CEO and executive succession planning and development, and (v) make recommendations to the Board with respect to director compensation.  In addition to the committee members, the CEO and other officers from the Company have been asked to attend meetings from time to time as the committee deems appropriate.  The Compensation Committee makes reports to the full Board of Directors based on its activities and, for certain activities, such as the determination of Board of Directors compensation, the Compensation Committee will make recommendations to the full Board for approval.

Executive Compensation Philosophy and Objectives

We work to attract and retain proven, talented executives who we believe will help to put us in the best position for growth and to meet our Company’s objectives.  We attempt to recruit executives with technology, internet, media or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to create and develop a successful organization.  We strive to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region.  The purpose of our executive compensation program is to provide incentives for our executives to meet or exceed expectations.  We believe our compensation objectives are achieved through a combination of base salary, incentive bonus, equity compensation and other benefits.  With the exception of equity, or stock-based compensation, the compensation is paid in cash.

We offer a market-competitive base salary for executive positions so as to mitigate the volatility we might experience in our equity pricing.  It is our philosophy that bonuses are to be used to provide an added incentive to meet additional objectives which exceed ordinary expectations and not as salary itself, and, as such, bonuses are based on both individual and company-wide performance and objectives. Our stock-based compensation provides a means for our executives to obtain a degree of ownership in our Company in an attempt to align corporate and individual goals.  The issuance of equity compensation is generally a component of each officer’s total compensation package. However, there were some instances of equity compensation granted based on performance.

Elements of Compensation

During 2011, the compensation packages for our named executive officers included three principal elements:  base salary; cash bonuses; and equity incentive awards.

Base Salary. Base salary for our executives is determined based on the specific level and experience of the executive and responsibilities of his or her position.  Generally, the goal is to achieve a salary that is competitive with the salary for similar positions in similar industries within our Company’s geographic region.  The Compensation Committee reviews salaries during its annual review process when an increase, if any, is determined.  Any increase in salary for the named executive officers is subject to Compensation Committee approval.  In addition, base salaries may be adjusted, at the Compensation Committee’s discretion, to realign a particular salary with current market conditions.

Bonus. Bonuses are to be used to provide an added incentive to meet additional objectives which exceed ordinary expectations and not as salary itself, and, as such, bonuses are based on both individual and company-wide performance and objectives.

Equity Incentive Awards.   Granting equity incentive awards stock encourages our executives to focus on the Company’s long-term success. The Company generally grants two types of equity awards: Restricted Stock and Stock Options.

Restricted Stock:  The Company issues grants for restricted stock under the 2006 Equity Incentive Plan adopted April 13, 2006, and the 2010 Equity Incentive Plan adopted June 15, 2010 (collectively, the “Equity Incentive Plans”).  The number of restricted shares that vest or recipients receive is generally based on their particular position within the Company and achievement of certain performance metrics established by the Board.  All grants require the approval of the Compensation Committee of our Board of Directors.

Stock Options: The Company issues grants for stock options under the Equity Incentive Plans.  The number of grants recipients receive is generally based on their particular position within the Company.  All grants require the approval of the Compensation Committee of our Board of Directors.  In the event of a change in control in Remark Media, any unvested options held by each of our named executive officers will fully vest on the date of the change of control.

Payments in Connection with a Change of Control or Termination

Certain of the stock option awards to our named executive officers and certain other members of management contain provisions providing for any unvested options to fully vest on the date of a change in control in Remark Media.  If a change of control had occurred on December 31, 2011, the value of the options that would have vested was $0.4 million.

Carrie Ferman, Chief Executive Officer. Ms. Ferman’s employment is governed by a Letter Agreement effective as of July 27, 2011, which Ms. Ferman entered into when she commenced employment with the Company as Executive Vice President of Corporate Strategy & Business Development.  The Letter Agreement has a term that commences upon the commencement of employment and ends upon the termination of employment. Ms. Ferman’s base salary is $225,000 per year.  If a Change in Control occurs, as defined in the Letter Agreement, all unvested options then held by Ms. Ferman shall become fully vested as of the date of said Change in Control. If Remark Media terminates Ms. Ferman’s employment without cause (as defined in the Letter Agreement) and Ms. Ferman executes a release acceptable to Remark Media, Ms. Ferman will be entitled to amounts earned or vested as of her termination date, plus her base salary in effect as of her termination date and certain continuing medical benefits for a period of three months from the date of termination, plus one additional month for each year of her employment with the Company, up to a maximum of a combined total of 12 months.

Eric Orme, Chief Technology Officer.  Mr. Orme’s employment is governed by a Letter Agreement dated October 1, 2009, with a term of three years.  Mr. Orme’s base salary is $275,000 per year as of January 1, 2011.  If a Change in Control occurs, as defined in the Letter Agreement, all unvested options then held by Mr. Orme shall become fully vested as of the date of said Change in Control.  Remark Media may terminate Mr. Orme’s employment on thirty days’ written notice, provided that the Company may provide continued base salary payments and medical benefits for all or a portion of the 30 day notice period in lieu of the notice.  If Remark Media terminates Mr. Orme’s employment without cause (as defined in the Letter Agreement) and Mr. Orme executes a release acceptable to Remark Media, Mr. Orme will be entitled to amounts earned or vested as of his termination date, plus his base salary in effect as of his termination date and continuing medical benefits for a period of six months.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2011, and December 31, 2010, by our current principal executive officer (Principal Executive, Principal Financial and Principal Accounting Officer), and our two most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year.   In addition, the table presents the compensation awarded to our former Principal Executive Officer and former Principal Financial Officer. The officers listed on the table set forth below are referred to collectively in this Proxy Statement as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards (1) ($)	All Other Compensation (2) ($)	Total ($)

Carrie Ferman (3)	2011	$98,076	$—	$—	$189	$98,265
Current Chief Executive Officer	2010	—	—	—	—	—

Eric Orme (4)	2011	275,000	50,000	80,255	2,079	407,334
Chief Technology Officer	2010	250,000	—	356,400	—	606,400

Bradley Zimmer (5)	2011	200,000	—	77,375	1,725	279,100
Chief Operating Officer and General Counsel	2010	200,000	—	27,240	—	227,240

Gregory M. Swayne (6)	2011	287,500	—	78,207	105,983	471,690
Former Chief Executive Officer and Chairman	2010	300,000	—	356,400	—	656,400

Shawn G. Meredith (7)	2011	200,000	—	28,713	55,424	284,137
Former Chief Financial Officer	2010	200,059	—	—	—	200,059

(1)
Reflect the total grant date fair value for awards granted in 2011 and 2010 and do not reflect actual compensation realized by our named executive officers.  The aggregate grant date fair value of restricted stock and options awards granted within the fiscal year was determined in accordance with ASC 718 “Compensation, Stock Compensation”.

(2)
Includes payments for club membership dues, premiums paid on life insurance plan, short-term and long-term disability plans and health club membership dues. In addition, Greg Swayne’s all other compensation included an accrual of $100,000 related to the Separation and Release Agreement in addition to Cobra payments of $4,528 which will be paid in 2012. Ms. Meredith’s all other compensation included an accrual of $50,000 in addition to Cobra payments of $2,229 related to the Agreement and General Release which will be paid in 2012.

(3)
Effective December 14, 2011, Ms. Ferman was appointed by our Board of Directors as our Chief Executive Officer. Prior thereto, she was our Executive Vice President of Corporate Strategy & Business Development since July 2011.  Ms. Ferman’s compensation reflects her earnings for the full year of 2011.

(4)	Mr. Orme was paid a bonus of $50,000 during 2011.
(5)
Effective December 14, 2011, Mr. Zimmer was appointed by our Board of Directors as our Chief Operating Officer, General Counsel and Secretary. Prior thereto, he was our Executive Vice President, General Counsel and Secretary since December 2007.  Mr. Zimmer’s compensation reflects his earnings for the full year of 2011 and 2010.

(6)
Effective December 14, 2011, Mr. Swayne resigned his position as our Chief Executive Officer. Mr. Swayne’s all other compensation included an accrual of $100,000 related to the Separation and Release Agreement in addition to Cobra payments for $4,528 which will be paid in 2012.

(7)
Effective December 31, 2011, Ms. Meredith resigned her position as our Chief Financial Officer.  Ms. Meredith’s all other compensation included an accrual of $50,000 related to the Agreement and General Release in addition to Cobra payments of $2,229 related to the Agreement and General Release which will be paid in 2012.

Outstanding Equity Awards at Year-End 2011

The following table provides information about the number and value of unexercised options for the named executive officers as of December 31, 2011.  No named executive officers exercised any stock options during fiscal years 2011 or 2010 and no stock appreciation rights have been granted.

Name	Number of Securities Underlying Unexercised Options		Options Exercise Price	Option
			($)	Expiration Date
	Exercisable	Unexercisable
	(#)	(#)

Carrie B. Ferman	—	—	$—	—
Gregory M. Swayne	10,000	—	65.00	Aug. 23, 2016
Gregory M. Swayne	10,000	—	71.00	Oct. 10, 2017
Gregory M. Swayne	1,002	—	32.50	Aug. 12, 2018
Gregory M. Swayne	31,000	—	3.90	Nov. 5, 2019
Gregory M. Swayne	15,000	—	6.06	Sep. 21, 2020
Gregory M. Swayne	21,575	—	2.88	Feb. 25, 2021
Eric J. Orme	2,500	—	70.30	Nov. 9, 2017
Eric J. Orme	334	—	32.50	Aug. 12, 2018
Eric J. Orme	16,945	5,555	3.90	Nov. 5, 2019
Eric J. Orme	15,000	45,000	6.06	Sep. 21, 2020
Eric J. Orme	11,470	16,030	2.88	Feb. 25, 2021
Bradley Zimmer	5,000	—	65.00	Aug. 23, 2016
Bradley Zimmer	15,000	—	71.00	Oct. 10, 2017
Bradley Zimmer	501	—	32.50	Aug. 12, 2018
Bradley Zimmer	13,480	—	3.85	Nov. 20, 2019
Bradley Zimmer	4,022	4,998	3.85	Jul. 19, 2020
Bradley Zimmer	11,470	16,030	2.88	Feb. 25, 2021
Shawn Meredith	2,500	—	38.00	May 28, 2018
Shawn Meredith	2,500	—	32.50	Aug. 12, 2018
Shawn Meredith	334	—	32.50	Aug. 12, 2018
Shawn Meredith	15,829	—	3.85	Nov. 20, 2019
Shawn Meredith	6,250	—	2.88	Feb. 25, 2021

Employment Agreements

Carrie Ferman, Chief Executive Officer. Ms. Ferman’s employment is governed by a Letter Agreement effective as of July 27, 2011, which Ms. Ferman entered into when she commenced employment with the Company as Executive Vice President of Corporate Strategy & Business Development.  The Letter Agreement has a term that commences upon the commencement of employment and ends upon the termination of employment. Ms. Ferman’s initial base salary is $225,000 per year, and she is eligible for one-time bonuses ranging from $25,000 to $50,000 based upon the Company’s entering into specified sponsorship or partnering agreements.  Ms. Ferman will also receive a 2% commission, up to a total of $50,000, on net revenue over $1 million the Company receives from advertising and sponsorship agreements Ms. Ferman successfully completes.  Ms. Ferman is also entitled to participate in employee benefit plans to which she is eligible according to the Company’s policy.  Subject to the Board of Directors approval, the Company shall grant Ms. Ferman options to purchase 1% of the outstanding common stock of the Company at an exercise price equal to 100% of the fair market value on the date of the award and shall vest in sixteen equal amounts upon three-month anniversary of the Commencement date, over a period of four years. If the Company or Ms. Ferman terminates employment, all unvested options shall terminate with such termination.  If a Change in Control occurs, as defined in the Letter Agreement, all unvested options shall become fully vested as of the date of said Change in Control. If Remark Media terminates Ms. Ferman’s employment without cause (as defined in the Letter Agreement) and Ms. Ferman executes a release acceptable to Remark Media, Ms. Ferman will be entitled to amounts earned or vested as of her termination date, plus her base salary in effect as of her termination date and certain continuing medical benefits for a period of three months from the date of termination, plus one additional month for each year of her employment with the Company, up to a maximum of a combined total of 12 months.  The Letter Agreement also contains non-compete and non-solicitation covenants.

Eric Orme, Chief Technology Officer.  Mr. Orme’s employment is governed by a Letter Agreement dated October 1, 2009, with a term of three years.  Mr. Orme’s initial base salary was $225,000 per year and increased to $250,000 per year effective January 1, 2010, and to $275,000 effective January 1, 2011, and will be reviewed annually thereafter by the Board for any discretionary merit-based increases.  Mr. Orme also received in 2011 a one-time bonus of $50,000,  Mr. Orme received and is entitled to receive option awards upon approval by the Board of Directors. All options vest automatically upon a change of control, as defined in the Letter Agreement.   Remark Media may terminate Mr. Orme’s employment on thirty days’ written notice, provided that the Company may provide continued base salary payments and medical benefits for all or a portion of the 30 day notice period in lieu of the notice.  Upon expiration of the term, the Letter Agreement will terminate, and, unless either party elects in writing not to continue Mr. Orme’s employment, he will become an at-will employee of the Company.  If Remark Media terminates Mr. Orme’s employment without cause (as defined in the Letter Agreement) and Mr. Orme executes a release acceptable to Remark Media, Mr. Orme will be entitled to amounts earned or vested as of his termination date, plus his base salary in effect as of his termination date and continuing medical benefits for a period of (a) nine months if he is terminated between October 1, 2010 and September 30, 2011, or (b) six months if he is terminated between October 1, 2011 and the end of the term of the employment agreement.  The Letter Agreement also contains non-compete and non-solicitation covenants. In the event of a Change in Control in Remark Media, any unvested options held by each of Mr. Orme will fully vest on the date of the Change of Control.

Gregory Swayne, Former Chief Executive Officer. On December 14, 2011, Gregory M. Swayne’s employment as Chief Executive Officer of Remark Media, Inc. terminated. Effective February 14, 2012, the Board approved a Separation and Release Agreement and Independent Contractor Agreement pursuant to which Mr. Swayne resigned his employment, and the Company agreed to compensate Mr. Swayne a total of $100,000 payable over a six-month period, and his COBRA insurance payments for the same, as of January 1, 2012, in exchange for specified consulting services and a release of the Company by Mr. Swayne.

Compensation of Non-Executive Directors

Our certificate of incorporation and bylaws specifically grant to our board of directors the authority to fix the compensation of the directors.  For 2011 service, we paid our non-executive directors the amounts set forth in the following table:
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Scott V. Booth	$41,409	$14,080	—	—	$55,489
Theodore P. Botts	38,909	14,080	—	—	52,989
Arthur F. Kingsbury (3)	36,409	14,080	—	—	50,489
Kai-Shing Tao	33,909	6,477	—	—	40,386
James Rosenstock (4)	—	—	—	—	—

(1)	Includes annual retainers for members of the Board of Directors, and the chairman of each of the Audit, Compensation and Nominating Committees.
(2)	Represents the fair value of restricted stock awards granted during 2011 and is measured based on the closing price of our stock as reported by NASDAQ on the grant date.
(3)	Mr. Kingsbury did not stand for reelection at the annual meeting of Stockholders which was held on December 30, 2011.
(4)	Mr. Rosenstock resigned his position as a director effective September 30, 2011 and received no compensation during 2011.

On February 2, 2011, our Board of Directors adopted a Director Compensation Plan for the year ended December 31, 2011, for its independent directors. The plan provides for the following:

Annual minimum cash retainer	$5,000
Annual restricted stock grant value	$35,000
Total annual compensation	$40,000

In the event the Calculated Shares exceed 4,000, the value (calculated using the Per-Share Price) of the Calculated Shares in excess of 4,000 shall be added to the annual cash retainer.  In addition, the chairman of our Compensation and Nominating and Governance Committees receives additional cash compensation of $2,500 per year, and the chairman of our Audit Committee receives additional compensation of $5,000 per year.  The restricted stock grant is limited to the per share price for 4,000 shares.  We also reimburse all directors for the Company-related travel expenses in accordance with our Company-wide policy.

The terms for the payment of our independent director compensation include the following:

•	Cash retainers were paid quarterly in arrears.

•
Restricted stock was granted at the beginning of the year in an amount then equal to the specified cash value determined as the average of the first 15 trading days of the year, resulting in a per share value for our 2011 grant of $3.52.

•
The number of restricted stock shares granted was calculated by dividing $35,000 by the volume weighted average trading price of the Company’s common stock for the first fifteen trading days of 2011 (the “Per-Share Price”).  Since the resulting quotient exceeded 4,000 shares, the value (calculated using the Per-Share Price) of the shares in excess shall be added to the annual cash retainer.

•
Restricted stock vested in full on December 31 of the year of grant, contingent upon the recipient having attended at least 75% of board meetings held during the year; otherwise, vesting was prorated based on attendance.

On February 2, 2011, our independent directors, Messrs. Booth, Botts, Kingsbury and Tao each were granted 4,000 shares described above. The restricted stock granted to Messrs Booth, Botts, Kingsbury vested in full on December 31, 2011. Only 1,840 shares of the restricted stock granted to Mr. Tao vested on December 31, 2011 and the remainder was forfeited.

AUDITOR AND AUDIT COMMITTEE MATTERS

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Rule 10A(m)(3) of the Exchange Act: Theodore P. Botts (Chair); Scott Booth; and Kai-Shing Tao.  The board of directors has determined that Ted qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.  Our Audit Committee operates under a written charter adopted by the board of directors, a copy of which has been filed with the SEC and is available on our web site at ir.remarkmedia.com/governance.cfm.

Audit Committee Report

Cherry, Bekaert & Holland, L.L.P. served as our independent registered public accounting firm beginning on December 16, 2011, and audited our consolidated financial statements for the year ended December 31, 2011.  The Audit Committee of our board of directors has (1) reviewed and discussed the audited financial statements with management and with Cherry, Bekaert & Holland, L.L.P., (2) discussed with Cherry, Bekaert & Holland, L.L.P. the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and (3) received the written disclosures and the required letter from Cherry, Bekaert & Holland, L.L.P., and has discussed their independence with Cherry, Bekaert & Holland, L.L.P.  Based upon these discussions, reviews, considerations and determinations, the Audit Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, and filed with the SEC.

Submitted By:           THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Theodore P. Botts, Chair
Scott Booth
Kai-Shing Tao

Changes in Certifying Accountant

As previously reported, effective December 16, 2011, the Company dismissed its independent registered public accounting firm PricewaterhouseCoopers LLP.  PricewaterhouseCoopers had been our independent registered public accounting firm since June 19, 2009.  PricewaterhouseCoopers’ report to our financial statements did not contain any adverse opinion, or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.  In connection with their audit of our financial statements during the fiscal years ended December 31, 2009 and 2010 and through December 16, 2011, there were no disagreements between us and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference thereto in their report on our financial statements.  PricewaterhouseCoopers furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.  A copy of that letter was filed as an exhibit to our Current Report on Form 8-K dated December 14, 2011, and filed with the SEC on December 20, 2011.

On December 16, 2011, the Company engaged Cherry, Bekaert & Holland, L.L.P. as its independent registered public accounting firm.  During the fiscal years ended December 31, 2009, and 2010, and through December 16, 2011, neither the Company, nor anyone on its behalf, consulted Cherry, Bekaert & Holland, L.L.P. regarding: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the our financial statements, which consultation resulted in the providing of written or oral advice concerning the same to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Act of 1933, as amended) or a reportable event (as defined in Rule 304(a)(1)(v) of Regulation S-K).

Summary of Auditor Fees and Pre-Approval Policy

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm.  Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year.  All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.  All of the auditor fees for the last two years, as detailed below, were pre-approved by the Audit Committee or full board.  The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Remark Media by Cherry, Bekaert & Holland, L.L.P. in 2011, and PricewaterhouseCoopers LLP in 2011 and 2010.  A description of these various fees and services follows the table.

Cherry, Bekaert & Holland, L.L.P.	2011	2010
Audit Fees	$150,520	$—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$150,520	$—

PricewaterhouseCoopers LLP
Audit Fees	$144,000	$355,983
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,500
Total	$145,500	$357,483

Total	$296,020	$357,483

Audit Fees

The aggregate fees billed to us by Cherry, Bekaert & Holland, L.L.P. in connection with the annual audit and for other services normally provided in connection with statutory and regulatory filings were approximately $150,520 for 2011.

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit, for the reviews of Remark Media’s financial statements included in quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $145,500 for 2011 and $355,983 for 2010.

Audit-Related Fees

Cherry, Bekaert & Holland, L.L.P. did not provide audit related services in 2011, and PricewaterhouseCoopers LLP did not provide audit related services in 2010.

Tax Fees

Cherry, Bekaert & Holland, L.L.P. did not provide tax related services in 2011, and PricewaterhouseCoopers LLP did not provide tax related services in 2010.

All Other Fees

We did not engage Cherry, Bekaert & Holland, L.L.P. for any services other than those listed above during 2011.  Other fees in 2010 and 2011 related to costs associated with an online accounting research tool obtained from PricewaterhouseCoopers LLP.

OTHER MATTERS

We do not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the meeting or other matters incident to the conduct of the meeting.

As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being provided to shareowners by its authority.

Bradley T. Zimmer
Chief Operating Officer,
General Counsel & Corporate Secretary

Atlanta, Georgia
May 31, 2012

The 2011 Annual Report on Form 10-K includes our financial statements for the fiscal year ended December 31, 2011.
We have furnished the 2011 Annual Report on Form 10-K to all shareowners. The 2011 Annual Report on
Form 10-K does not form any part of the material for the solicitation of proxies.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to   Investor ServiceDirect ®   at http://www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment.

The Proxy Statement is available at:   http://ir.remarkmedia.com/annuals.cfm

● FOLD AND DETACH HERE ●

REMARK MEDIA, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Remark Media, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 31, 2012, and hereby appoints Scott V. Booth and Bradley T. Zimmer each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Remark Media, Inc., to be held on Thursday, June 28, 2012 at 11:00 a.m., Eastern time, at the offices of Remark Media, Inc. located at Six Concourse Parkway, Suite 1500, Atlanta, Georgia and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012 AND (3) IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

REMARK MEDIA, INC.

● FOLD AND DETACH HERE ● _________________________________________________________________________________________________________________________

								Please mark your vote as indicated in this example	☒
Election of Directors					Issues

1.	The Board of Directors recommends a vote FOR the listed nominees.	FOR ALL ☐	WITHHOLD FOR ALL ☐	*EXCEPTIONS ☐	2.	Proposal to ratify the appointment of Cherry, Bekaert & Holland L.L.P. as our independent registered public accounting firm for the year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐

01 - Scott Booth 02 - Theodore P. Botts 03 - Gregory Swayne 04 - Kai-Shing Tao	In their discretion, the proxies are authorized to vote upon any other matters that properly come before the meeting and at any adjournment(s) thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions_________________________
I plan to attend the meeting in person	☐

Such attorney or substitute (if present and acting at said meeting or any adjournment(s) thereof) shall have and may exercise all of the powers of said attorney-in-fact hereunder.  The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof.  The receipt of the notice of Annual Meeting of stockholders and proxy statement is hereby acknowledged.

This section must be completed for your instructions to be executed.

Mark Here for AddressChange or Comments SEE REVERSE	☐

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature	______________________________________________________	Signature	______________________________________________________	Date	________________